Exhibit 99.1

FAX NEWS RELEASE
For further information:

The Manitowoc Company, Inc.	Carl J. Laurino	Steven C. Khail
P. O. Box 66 ◆ Manitowoc WI 54221-0066	Senior Vice President	Director of Investor Relations
Telephone: 920-684-4410 ◆ Telefax: 920-652-9775	& Chief Financial Officer	& Corporate Communications
Internet: http://www.manitowoc.com	Direct Dial: 920-652-1720	Direct Dial: 920-652-1713
	Email: claurino@manitowoc.com	Email: skhail@manitowoc.com

NEWS For Immediate Release

MANITOWOC RAISES 2007 EARNINGS GUIDANCE

MANITOWOC, Wis. - March 15, 2007 — The Manitowoc Company, Inc. (NYSE: MTW) today announced that the company expects to exceed its current estimate for fiscal 2007 earnings per share.  The company is raising its most recent earnings per share guidance of $3.85 to $4.00 to a new range of $4.20 to $4.30.  In addition, the company anticipates that reported earnings per share for the first quarter of 2007 will exceed the average of published Wall Street estimates by approximately 10 percent.

“Manitowoc Crane Group’s broad product line and global customer base continue to generate outstanding results for our shareholders,” said Terry D. Growcock, chairman and chief executive officer.  “All three of our business segments are performing well, but the operating leverage that strong current and near-term industry conditions have created for our crane segment are driving truly exceptional performance.”

The Manitowoc Company, Inc. will issue its first-quarter 2007 earnings on May 2, 2007 and will host an earnings conference call on May 3, 2007 at 9:00 AM Central time.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the company offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

     — anticipated changes in revenue, margins, and costs,

     — new crane and foodservice product introductions,

     — successful and timely completion of facility expansions,

     — foreign currency fluctuations,

     — increased raw material prices, including steel prices,

     — steel industry conditions,

     — the risks associated with growth,

     — geographic factors and political and economic risks,

     — actions of company competitors,

     — changes in economic or industry conditions generally or in the markets served by our companies,

     — work stoppages and labor negotiations,

     — government approval and funding of projects,

     — the ability of our customers to receive financing, and

     — the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Company contact:
Carl J. Laurino
Senior Vice President & Chief Financial Officer
920-652-1720